Exhibit 99.1

Performant Financial Corporation Announces Financial Results for First Quarter 2016

Livermore, Calif., May 4, 2016 - Performant Financial Corporation (Nasdaq: PFMT), a leading provider of technology-enabled recovery and related analytics services in the United States, today reported the following financial results for its first quarter ended March 31, 2016:

First Quarter Financial Highlights

•	Total revenues of $38.3 million, compared to revenues of $38.6 million in the prior year period, down 0.7%

•	Net income of $80 thousand, or $0.00 per diluted share, compared to a net loss of $(4.4) million, or $(0.09) per diluted share, in the prior year period

•	Adjusted EBITDA of $7.4 million, compared to $4.1 million in the prior year period

•	Adjusted net income of $2.0 million, or $0.04 per diluted share, compared to an adjusted net loss of $(0.5) million and $(0.01) per diluted share, respectively, in the prior year period

First Quarter 2016 Results

“Our results reflect the strong performance from our student lending business that benefitted from the strong placement volume during the first and second quarters of 2015. We have remained focused on maintaining a strong financial platform and have aggressively managed our expense decisions to remain nimble and ready to jump back into action in anticipation of the pending contract award decisions,” said Lisa Im, Performant Financial’s Chief Executive Officer.

Student lending revenues in the first quarter were $29.6 million, an increase of 9.5% from $27.1 million in the prior year period. The U.S. Department of Education and Guaranty Agencies accounted for revenues of $7.4 million and $22.3 million, respectively, in the first quarter of 2016, compared to $11.7 million and $15.3 million in the prior year period. Student loan placement volume (defined below) during the quarter totaled $0.6 billion, compared to $2.2 billion in the prior year period. This figure reflects the lack of placements from Dept of Education and fluctuations in placement volume from Guaranty Agencies.

Healthcare revenues in the first quarter were $2.7 million, down from $5.3 million in the prior year period, due primarily to significant limitations on the scope of recovery activities that have been imposed during the CMS contract transition. Medicare audit recovery revenues were $1.2 million in the first quarter, a decline of $2.0 million from the prior year period. Commercial healthcare clients contributed revenues of $1.5 million a decrease of $0.5 million from the prior year period.

Other revenues in the first quarter were $5.9 million, down from $6.2 million in the prior year period.

As of March 31, 2016, the Company had cash and cash equivalents of approximately $48.1 million.

Business Outlook

“We view the recently updated RFP put forth by the Centers for Medicare and Medicaid for the Recovery Audit Contract as a positive development, although we do not anticipate that a contract award will have a meaningful impact to our results this year. Responses to the RFP are due May 24, 2016. We remain focused on our expense management and identifying new revenue streams for our company. Based on our year-to-date results, we are reiterating our expectation to achieve 2016 revenue of $125 million to $135 million,” concluded Im.

Terms used in this Press Release
Student Loan Placement Volume refers to the dollar volume of defaulted student loans first placed with us during the specified period by public and private clients for recovery. Placement Volume allows us to measure and track trends in the amount of inventory our clients in the student lending market are placing with us during any period. The revenue associated with the recovery of a portion of these loans may be recognized in subsequent accounting periods, which assists management in estimating future revenues and in allocating resources necessary to address current Placement Volumes.

Earnings Conference Call

The Company will hold a conference call to discuss its first quarter results today at 5:00 p.m. Eastern. A live webcast of the call may be accessed on the Investor Relations section of the Company’s website at investors.performantcorp.com. The conference call is also available by dialing 877-705-6003 (domestic) or 201-493-6725 (international).

A replay of the call will be available on the Company's website or by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the passcode 13635781. The telephonic replay will be available approximately three hours after the call, through May 11, 2016.

About Performant Financial Corporation

Performant helps government and commercial organizations enhance revenue and contain costs by preventing, identifying and recovering waste, improper payments and defaulted assets. Performant is a leading provider of these services in several industries, including healthcare, student loans and government. Performant has been providing recovery audit services for more than nine years to both commercial and government clients, including serving as a Recovery Auditor for the Centers for Medicare and Medicaid Services.

Powered by a proprietary analytic platform and workflow technology, Performant also provides professional services related to the recovery effort, including reporting capabilities, support services, customer care and stakeholder training programs meant to mitigate future instances of improper payments. Founded in 1976, Performant is headquartered in Livermore, California.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, to supplement our consolidated financial statements, the company presents adjusted EBITDA and adjusted net income. These measures are not in accordance with generally accepted accounting principles (GAAP) and accordingly reconciliations of adjusted EBITDA and adjusted net income to net income determined in accordance with GAAP are included in the “Reconciliation of Non-GAAP Results” table at the end of this press release. We have included adjusted EBITDA and adjusted net income in this press release because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends and to prepare and approve our annual budget. Accordingly, we believe that adjusted EBITDA and adjusted net income provide useful information to investors and analysts in understanding and evaluating our operating results in the same manner as our management and board of directors. Our use of adjusted EBITDA and adjusted net income has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items, specifically interest, tax and depreciation and amortization expenses, equity-based compensation expense and certain other non-operating expenses, that are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be calculated differently from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our financial guidance for 2016. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, that our agreements with CMS and the Department of Education, two of our largest customers, are currently subject to rebidding processes, that transition rules have significantly limited our activity under the existing RAC contract, the high level of revenue concentration among the Company's five largest customers, that many of the Company's customer contracts are subject to periodic renewal, are not exclusive and do not provide for committed business volumes, that the Company faces significant competition in all of its markets, that the U.S. federal government accounts for a significant portion of the Company's revenues, that future legislative and regulatory changes may have significant effects on the Company's business, failure of the Company's or third parties' operating systems and technology infrastructure could disrupt the operation of the Company's business and the threat of breach of the Company's security measures or failure or unauthorized access to confidential data that the Company possesses. More information on potential factors that could affect the Company's financial condition and operating results is included from time to time in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's annual report on Form 10-K for the year ended December 31, 2015 and subsequently filed reports on Forms 10-Q and 8-K. The forward-looking statements are made as of the date of this press release and the Company does not undertake to update any forward-looking statements to conform these statements to actual results or revised expectations

Contact Information
Richard Zubek
Investor Relations
925-960-4988
investors@performantcorp.com

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$48,063	$71,182
Restricted cash	7,516	—
Trade accounts receivable, net of allowance for doubtful accounts of $386 and $386, respectively	13,271	17,965
Deferred income taxes	7,137	7,170
Prepaid expenses and other current assets	12,774	12,933
Income tax receivable	315	—
Total current assets	89,076	109,250
Property, equipment, and leasehold improvements, net	24,856	25,515
Identifiable intangible assets, net	24,137	25,074
Goodwill	82,522	82,522
Other assets	169	179
Total assets	$220,760	$242,540
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of notes payable	$16,637	$7,998
Accrued salaries and benefits	6,322	4,761
Accounts payable	527	929
Other current liabilities	5,644	5,615
Income Tax Payable	—	895
Estimated liability for appeals	19,064	19,118
Net payable to client	15,938	14,400
Total current liabilities	64,132	53,716
Notes payable, net of current portion	51,073	84,144
Deferred income taxes	8,564	8,818
Other liabilities	1,965	2,006
Total liabilities	125,734	148,684
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized, 500,000 shares at March 31, 2016 and December 31, 2015; issued and outstanding 49,990 and 49,479 shares at March 31, 2016 and December 31, 2015, respectively	5	5
Additional paid-in capital	62,898	61,808
Retained earnings	32,123	32,043
Total stockholders’ equity	95,026	93,856
Total liabilities and stockholders’ equity	$220,760	$242,540

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues	$38,279	$38,559
Operating expenses:
Salaries and benefits	21,337	23,724
Other operating expenses	14,357	19,195
Total operating expenses	35,694	42,919
Income (loss) from operations	2,585	(4,360)
Interest expense	(2,432)	(2,385)
Income (loss) before provision for (benefit from) income taxes	153	(6,745)
Provision for (benefit from) income taxes	73	(2,343)
Net income (loss)	$80	$(4,402)
Net income (loss) per share
Basic	$0.00	$(0.09)
Diluted	$0.00	$(0.09)
Weighted average shares
Basic	49,643	49,357
Diluted	50,189	49,357

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
Cash flows from operating activities:	2016	2015
Net income (loss)	$80	$(4,402)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on disposal of asset	9	—
Depreciation and amortization	3,390	3,542
Deferred income taxes	(570)	(70)
Stock-based compensation	1,204	1,003
Interest expense from debt issuance costs and amortization of discount note payable	279	354
Write-off unamortized debt issuance costs	468	—
Changes in operating assets and liabilities:
Trade accounts receivable	4,694	438
Prepaid expenses and other current assets	159	(80)
Income tax receivable	(315)	(2,331)
Other assets	10	135
Accrued salaries and benefits	1,561	1,073
Accounts payable	(402)	(205)
Other current liabilities	171	(1,444)
Income taxes payable	(895)	—
Estimated liability for appeals	(54)	50
Net payable to client	1,538	2,737
Other liabilities	(41)	723
Net cash provided by operating activities	11,286	1,523
Cash flows from investing activities:
Purchase of property, equipment, and leasehold improvements	(1,803)	(1,777)
Net cash used in investing activities	(1,803)	(1,777)
Cash flows from financing activities:
Repayment of notes payable	(24,769)	(2,455)
Debt issuance costs paid	(410)	—
Restricted cash for repayment of notes payable	(7,516)	—
Taxes paid related to net share settlement of stock awards	(169)	—
Proceeds from exercise of stock options	310	22
Income tax benefit (shortfall) from employee stock options	80	(46)
Payment of purchase obligation	(142)	(250)
Net cash used in financing activities	(32,616)	(2,729)
Effect of foreign currency exchange rate changes on cash	14	—
Net decrease in cash and cash equivalents	(23,119)	(2,983)
Cash and cash equivalents at beginning of period	71,182	80,298
Cash and cash equivalents at end of period	$48,063	$77,315
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$1,760	$101
Cash paid for interest	$1,688	$2,031

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Results
(In thousands, except per share amount)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Adjusted Earnings Per Diluted Share:
Net income (loss)	$80	$(4,402)
Plus: Adjustment items per reconciliation of adjusted net income	1,871	3,864
Adjusted net income (loss)	1,951	(538)
Adjusted Earnings Per Diluted Share	$0.04	$(0.01)
Diluted avg shares outstanding	50,189	49,357

	Three Months Ended March 31,
	2016	2015
Adjusted EBITDA:
Net income (loss)	$80	$(4,402)
Provision for (benefit from) income taxes	73	(2,343)
Interest expense	2,432	2,385
Transaction expenses (1)	—	3,229
Restructuring and other expenses (4)	232	696
Depreciation and amortization	3,390	3,542
Stock-based compensation	1,204	1,003
Adjusted EBITDA	$7,411	$4,110

	Three Months Ended March 31,
	2016	2015
Adjusted Net Income:
Net income (loss)	$80	$(4,402)
Transaction expenses (1)	—	3,229
Stock-based compensation	1,204	1,003
Amortization of intangibles (2)	936	1,188
Deferred financing amortization costs (3)	746	324
Restructuring and other expenses (4)	232	696
Tax adjustments (5)	(1,247)	(2,576)
Adjusted Net Income (Loss)	$1,951	$(538)

(1) Represents direct and incremental costs associated with expenses incurred in 2015 for a potential acquisition and related financing.
(2) Represents amortization of capitalized expenses related to the acquisition of Performant by an affiliate of Parthenon Capital Partners in 2004, and also an acquisition in the first quarter of 2012 to enhance our analytics capabilities.
(3) Represents amortization of capitalized financing costs related to financing conducted in 2012 and costs related to the amendment of the terms of the note payable in 2014 and 2016.
(4) Represents restructuring costs and severance and termination expenses incurred in connection with termination of employees and consultants.
(5) Represents tax adjustments assuming a marginal tax rate of 40%.